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                                                                   EXHIBIT 10.21
                                LICENSE AGREEMENT

      This License Agreement (the "Agreement") is dated December 13, 2001 (the "Effective Date"), by and between ISTA Pharmaceuticals, Inc., a Delaware corporation, with a principal place of business at 15279 Alton Parkway, Suite 100, Irvine, California 92618 ("ISTA"), and Otsuka Pharmaceutical Co., Ltd., a corporation organized under the laws of Japan, with a principal place of business at 2-9, Kanda Tsukasa-cho, Chiyoda-ku, Tokyo 101-8535, Japan ("Otsuka") (each a "Party" and collectively, the "Parties").

                                    RECITALS:

      A. ISTA has developed, and holds patents and patent applications in the United States and other countries in the world on, a pharmaceutical formulation containing the enzyme Hyaluronidase (as defined below) used in the treatment of ophthalmic diseases, trademarked as Vitrase(R).

      B. ISTA is currently conducting Phase III clinical studies on Vitrase(R) in the United States for treatment of vitreous hemorrhage, and upon completion of such Phase III clinical studies, intends to seek FDA (as defined below) approval of the use and sale of Vitrase(R) for treatment of vitreous hemorrhage.

      C. Otsuka desires to obtain, and ISTA desires to grant, an exclusive license to develop, market, distribute and sell Vitrase(R) product in the Territory (as defined below) in accordance with the terms and conditions of this Agreement.

      D. ISTA and Otsuka have, of even date herewith, entered into a Securities Purchase Agreement, Registration Rights Agreement and Supply Agreement, and the execution of this Agreement is conditioned upon the execution and delivery of the Securities Purchase Agreement, Registration Rights Agreement and Supply Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants and obligations set forth herein, ISTA and Otsuka agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      1.1 "Act" means and refers to the United States Food, Drug, and Cosmetic Act, as amended.

      1.2 "Affiliate" means any corporation or other entity that at any time during the term of this Agreement directly or indirectly Controls, or is Controlled by, or is under common Control with, a Party for so long as such Control exists.


* Indicates that information has been omitted pursuant to a request for confidential information and filed separately with the United States Securities and Exchange Commission.

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      1.3 "Commercially Reasonable Efforts" means that level of effort a Party, or a similarly situated pharmaceutical company, makes with respect to its own/other pharmaceutical products of comparable commercial potential, stage of medical/scientific development, technical and regulatory profile, and patent protection.

      1.4 "Control" or "Controls" or "Controlled" means (i) in the case of a corporation, ownership or control, directly or indirectly, of at least fifty percent (50%) of the shares of stock entitled to vote for the election of directors, or (ii) in the case of an entity other than a corporation, ownership or control, directly or indirectly, of at least fifty percent (50%) of the assets of such entity.

      1.5 "Development Plan" means the development plan prepared by Otsuka and approved as provided herein relating to the development, clinical trials and Regulatory Filings to support Regulatory Approval of the Product in the Territory.

      1.6 "FDA" means the United States Food and Drug Administration or any successor entity thereto.

      1.7 "Field" means all ophthalmic uses in the posterior segment of the eye, defined as the rear two thirds of the eyeball (behind the lens) including the vitreous, retina, optic disc, choroid, pars plana and the portion of the sclera behind the lens.

      1.8 "First Commercial Sale" means the first bona fide commercial sale of Product by Otsuka or its Sublicensee (as defined in Section 4.2) in the Territory following Regulatory Approval.

      1.9 "Hyaluronidase" means enzymes which cleave the glycosidic bonds of any Polysaccharide or Glycosaminoglycans such as Hyaluronic Acid and Chondroitin Sulfate and includes enzyme formulations containing one or more of Alpha-hyaluronidase, Beta-hyaluronidase and Annexin II.

      1.10 "ISTA Improvements" means any and all developments, improvements, inventions or discoveries in the Field relating to the Licensed Subject Matter or Product developed, created or conceived by ISTA or by ISTA and a Third Party, or acquired by ISTA at any time during the term of this Agreement, in all cases with the right to sublicense to Otsuka as provided herein, and shall include, but not be limited to, developments intended to enhance the safety and/or efficacy of the Product, or a new delivery system, new indication within the Field, combination product or new formulation; provided in all cases that such modified Product contains Hyaluronidase.

      1.11 "ISTA Trademarks" means the trademarks, and any goodwill associated with such trademarks, listed on Exhibit A attached hereto, and all applications and registrations therefor.

      1.12 "Keraform" means ISTA's product intended for treatment of keratoconus and to be marketed and sold under the Keraform(TM) label and trademark.

      1.13 "Keratase" means ISTA's product intended for treatment of severe corneal opacification and to be marketed and sold under the Keratase(TM) label and trademark.

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      1.14 "Know-How" means all trade secrets, clinical, technical, scientific and medical information, unpatented ideas, knowledge, know-how, methods, inventions, discoveries, developments, improvements, techniques, practices, methods, procedures, data, instructions, processes, formulas, quality control, expert opinions and any other information, including, but not limited to, any pharmacological, toxicological and clinical test data and results, that are necessary or useful for the development, testing, use or sale of the Product or Product In Final Form within the Territory for use in the Field.

      1.15 "Label" or "Labeled" or "Labeling" means all labels and other written, printed or graphic matter upon (i) the Product In Final Form or any container or wrapper utilized with the Product In Final Form, or (ii) any written material accompanying the Product In Final Form, including, without limitation, package inserts.

      1.16 "Licensed Foreign Patents" means (a) the patent and patent applications outside of the Territory set forth in Exhibit C, attached hereto and incorporated herein, and any patents or patent applications outside of the Territory covering ISTA's method of manufacture of the Product during the term of this Agreement, now owned or acquired during the term of this Agreement by ISTA or under which ISTA has the right to grant sublicenses outside the Territory; (b) all patents arising from such applications identified in (a) and any divisions, continuations, and continuations-in-part identified in (a); and
(c) any extension, renewal, re-examination or reissue of a patent identified in
(a) or (b); provided, however, Licensed Foreign Patents shall not include any Licensed Patents.

      1.17 "Licensed Patents" means the patent applications ************** for Japan and ************** for Japan and other patents and patent applications (and any patents issuing thereon) in the Territory covering the Product (including improvements thereto) or its method of manufacture and use, now owned or acquired by ISTA during the term of the Agreement, as well as divisions, continuations, and continuations-in-part (to the extent it contains subject matter deriving a priority date from the original patent application), extensions, renewals, reissues and re-examinations of the foregoing patents (including patents issuing on the foregoing patent applications or resulting from reissues or re-examinations) in the Territory.

      1.18 "Licensed Subject Matter" means the Licensed Patents, any ISTA Improvements and the Know-How.

      1.19   "Marketing Plan" shall have the meaning set forth in Section 7.1.

      1.20 "MHLW" means the Japanese Ministry of Health, Labor and Welfare in the Territory or any successor entity thereto.

      1.21 "NDA" means a New Drug Application filed with MHLW for approval by MHLW of the marketing and sale of the Product In Final Form in the Field in the Territory.

      1.22 "OPSR" means the Organization for Pharmaceutical Safety and Research in the Territory or any successor entity thereto.


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      1.23 "Otsuka Improvements" means any and all developments, improvements, inventions or discoveries relating to the Licensed Subject Matter or Product developed, created or conceived by Otsuka or by Otsuka and a Third Party, or acquired by Otsuka at any time during the term of this Agreement, with the right to sublicense to ISTA as provided herein, and shall include, but not be limited to, developments intended to enhance the safety and/or efficacy of the Product, or a new delivery system, new indication, combination product or new formulation; provided in all cases that such modified Product contains Hyaluronidase.

      1.24 "Packaging" means all containers, including vials, solvent, applicators, syringes, sterilized foil packages, blisters, cartons, shipping cases or any other like matter used in packaging, shipping or accompanying the Product or Product In Final Form.

      1.25 "Product" or "Products" means any therapeutic composition (i) containing Hyaluronidase as the active ingredient and manufactured utilizing the Licensed Subject Matter, or (ii) for which the use, manufacture or sale in the Territory would infringe, but for the licenses granted herein, one or more Valid Claims, regardless of form, dose or package.

      1.26 "Product In Final Form" means Product in finished pharmaceutical form for commercial sale and meeting the applicable Specifications for use and sale in the Field in the Territory, with such Labeling, Packaging and package inserts as established pursuant to the Supply Agreement and this Agreement.

      1.27 "Regulatory Approval" means, with respect to any Regulatory Filing, a written approval or authorization received from the applicable governmental authority authorizing the use, sale or importation of the Product or Product In Final Form in the Territory.

      1.28 "Regulatory Filings" means any written application, submission, notice or other filing seeking a written registration, permit, license, authorization, approval, or certification from the applicable governmental authority in the Territory for the clinical development, manufacture, use, sale, or importation of the Product or Product In Final Form in the Field.

      1.29 "Specifications" means the specifications for the Product and Product In Final Form in the Territory set forth in a Regulatory Filing which has received Regulatory Approval and the key terms of which have been established by ISTA and set forth in Exhibit B attached hereto, which may include but not be limited to, the specifications for Labeling, filling, Packaging, storage, chemical composition, physical characteristics, biological characteristics, and quality control procedures for the Product and Product In Final Form, any of which may be modified from time to time upon written agreement of the Parties, such agreement to specify such changes or modifications.

      1.30 "Supply Agreement" means the Supply Agreement between ISTA and Otsuka, dated on the even date herewith, as may be amended by the Parties in accordance with its terms.

      1.31   "Territory" means Japan.

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      1.32 "Third Party" means any natural person, corporation, partnership, joint venture, governmental authority, and any other entity or organization, other than ISTA or Otsuka (including Otsuka's Sublicensee, subject to conditions set forth in Sections 4.2 and 5.2).

      1.33 "Valid Claim" means a claim of a pending patent application included within the Licensed Patents or a claim of any issued and unexpired patent included within the Licensed Patents which has not been withdrawn or cancelled, nor held to be revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unless and until reinstated, and which has not been admitted to be invalid or unenforceable.

                                    ARTICLE 2
                            INTER-RELATED AGREEMENTS

      2.1 Equity Investment. Pursuant to a Securities Purchase Agreement and Registration Rights Agreement between the Parties of even date herewith, Otsuka will purchase that number of shares of ISTA common stock as may be purchased for an aggregate purchase price of four million dollars (USD $4,000,000.00) at a price per share equal to the lesser of (i) the average last reported sale price per share of ISTA common stock on a daily basis as reported on the NASDAQ/NMS for the five (5) trading days immediately preceding the Effective Date and (ii) the last reported sale price per share of ISTA common stock on the trading day immediately preceding the Effective Date.

      2.2 Supply Agreement. Pursuant to a Supply Agreement between the Parties of even date herewith, ISTA shall supply all of Otsuka's requirements of Product and Product In Final Form for development and commercial sale in the Territory.

                                    ARTICLE 3
                             COORDINATION COMMITTEE

      3.1 Coordination Committee. Not later than ninety (90) days after the Effective Date, ISTA and Otsuka shall establish a joint committee comprised of three (3) representatives from each of ISTA and Otsuka respectively ("Coordination Committee"). The Coordination Committee shall be responsible for facilitating communication and cooperation between the Parties in connection with the development and commercialization of the Product in the Field in the Territory. The Coordination Committee shall meet in person, or in such other forms (e.g., by telephone or teleconference) as the Parties may mutually agree, on a semi-annual basis, or at other times agreed to by the Parties, to review and discuss Otsuka's development and commercialization activities in connection with the Product (including, without limitation, the planning and performance of clinical trial plans, the judgment and report of the results of clinical trials, the planning and preparation of Regulatory Filings, and commercialization plans, activities and results). The Coordination Committee will also discuss ISTA's development and commercialization status regarding the Product outside the Territory.

      3.2 Membership. The Coordination Committee shall be comprised of an equal number of representatives from each of ISTA and Otsuka, selected by such Party. Either Party may replace its Coordination Committee representatives or appoint a designee at any time, with prior written notice

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to the other Party. With the consent of the Coordination Committee members, other representatives of ISTA or Otsuka may attend Coordination Committee meetings as observers. Each Party shall bear its own personnel and travel costs and expenses relating to Coordination Committee meetings.

      3.3 Coordination. The Parties acknowledge and agree that coordination of Otsuka's Development Plan and Marketing Plan with ISTA's plans for Product outside the Territory is an important objective. To that objective, Otsuka agrees to keep the Coordination Committee informed as to the progress and results of its activities under the Development Plan, by way of periodic reports to the Coordination Committee, or as the Parties may otherwise agree from time to time.

                                    ARTICLE 4
                                 LICENSE GRANTS

      4.1         License Grants.

            4.1.1 Subject to the terms and conditions of this Agreement, ISTA hereby grants Otsuka an exclusive license during the term of this Agreement, with the limited right to sublicense in accordance with Section 4.2, to utilize and practice all Licensed Subject Matter, to (i) clinically develop and use the Product, and (ii) market, distribute, import, offer to sell and sell the Product In Final Form; in all cases in the Field in the Territory.

            4.1.2 ISTA hereby grants Otsuka a non-exclusive, worldwide, conditional royalty-bearing license during the term of this Agreement, with the limited right to sublicense in accordance with Section 4.2, to utilize and practice the Licensed Subject Matter and Licensed Foreign Patents to manufacture or have manufactured the Product and Product In Final Form for development, use or sale only in the Field in the Territory ("Manufacturing License"); provided that Otsuka may not exercise any rights under its Manufacturing License unless permitted to do so pursuant to Section 2.14 of the Supply Agreement, and in such event shall only do so in accordance with Section 2.14 of the Supply Agreement.

      4.2 Sublicensees. Otsuka may sublicense the rights granted in Section
4.1.1 only to Otsuka Pharmaceutical Factory, Inc. ("Sublicensee") in the Territory, provided that such sublicense may remain in effect so long as Sublicensee (i) remains in the Control of Otsuka and (ii) agrees in writing to be bound by the terms and conditions of this Agreement. Otsuka may sublicense the rights granted in Section 4.1.2 to any Third Party manufacturer located anywhere in the world, provided that such Third Party manufacturer manufactures the Product and/or Product In Final Form only for Otsuka, or as ISTA may otherwise approve, in accordance with the Specifications set forth in the Supply Agreement and agrees in writing to be bound by the applicable terms and conditions of this Agreement.

      4.3 Delivery of Licensed Subject Matter. Promptly after the execution of this Agreement, and thereafter during the term of this Agreement, ISTA shall furnish and disclose to Otsuka copies of such written documents in the possession or control of ISTA or any ISTA Affiliate that embody or contain any Licensed Subject Matter, or that may be reasonably necessary to enable Otsuka to perform its obligations under this Agreement, perform clinical trials using the Product, or to register,

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distribute, market, promote, advertise and sell the Products or Products In
Final Form for use in the Field in the Territory. If and when Otsuka is permitted to exercise the Manufacturing License pursuant to Section 4.1.2, ISTA shall promptly provide Otsuka with ISTA's Know-How for manufacturing the Product and Product In Final Form, including, but not limited to, such documents in the possession or control of ISTA or any ISTA Affiliate that embody or contain any Licensed Subject Matter or any Licensed Foreign Patents, or that may be reasonably necessary to enable Otsuka to manufacture or have manufactured the Product and Product In Final Form. Otsuka shall promptly acknowledge, in writing, receipt of such materials, and shall maintain such records and the information of ISTA contained therein in confidence in accordance with Article 11 below and shall not use such records or information of ISTA except to the extent otherwise permitted by this Agreement.

      4.4         Restrictions.

            4.4.1 ISTA. Subject to Section 4.4.3 below and except in accordance with this Agreement, as partial consideration for Otsuka's payments under
Article 8, during the term of this Agreement, ISTA and its Affiliates shall not, directly or indirectly, (i) market or sell in the Territory for use in the Field any Product or product which contains Hyaluronidase, or (ii) manufacture, market or sell such products that contain Hyaluronidase or Hyaluronidase in bulk form for or to any Third Party which ISTA knows, or has reason to believe, will use such products containing Hyaluronidase or Hyaluronidase in bulk form to manufacture, use or sell such products in the Territory for use in the Field.

            4.4.2 Otsuka. During the term of this Agreement, and as partial consideration for the license and rights granted hereunder, Otsuka agrees that neither Otsuka nor its Affiliates shall directly or indirectly, market or sell in the Territory any pharmaceutical product other than Product that (i) has been approved by applicable governmental authorities in the Territory for the treatment of vitreous hemorrhage, or (ii) contains Hyaluronidase for use in the treatment of diabetic retinopathy.

            4.4.3 Exceptions. The Parties agree that ISTA's "Keratase" and "Keraform" products are expressly excluded from the restrictions and obligations set forth in Sections 4.4.1 and 4.4.2 above, provided that, at all times during the term of this Agreement, each such product: (i) (x) is not approved for administration by intravitreal injection; (y) is not sold with substantially the same Hyaluronidase unit dose and delivery volume as the Product; and (z) is contra-indicated for intravitreal injection; or (ii) is not sold to any person or entity (other than Otsuka) which ISTA or any of its Affiliates knows or has reason to believe, shall use or sell such product in the Territory for use in the Field. If, at any time during the term of this Agreement, either all of subsections (i)(x), (i)(y) and (i)(z) above, or subsection (ii) above, no longer apply with respect to Keratase or Keraform, then the restrictions and obligations in Sections 4.4.1 and 4.4.2 above shall apply to each such product(s). For purposes of illustration and clarification, if the Keratase product is sold with substantially the same Hyaluronidase unit dose and delivery volume as the Product, is not approved for administration by intravitreal injection, but is not contraindicated for intravitreal injection, the


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Keratase product would continue to be excluded from the restrictions and obligations set forth in Sections 4.4.1 and 4.4.2.

      4.5 Reservation of Rights. Except as expressly provided in this Article 4, no right, title or interest is granted, whether express or implied, by ISTA to Otsuka relating to other ISTA products. Nothing in this Agreement shall be deemed to restrict ISTA's right to exploit the Product, technology, Know-How, Licensed Subject Matter, patents or any other intellectual property rights either outside the Territory, or in products other than the Product inside the Territory. ISTA reserves the right to license and/or appoint other authorized distributors or resellers outside the Territory without restriction, except as provided in this Agreement. It is further understood that, subject to the licenses granted in this Article 4 and compliance with the provisions of this
Article 4, ISTA may promote, market, distribute and sell products other than those covered by this Agreement in the Territory, either directly or indirectly, for any and all uses.

      4.6 Independent Contractors. The relationship of ISTA and Otsuka established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either Party the power to direct and control the day-to-day activities of the other, (ii) constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint venture or common undertaking, or (iii) allow Otsuka to create or assume any obligation on behalf of ISTA for any purpose whatsoever.

                                    ARTICLE 5
                             LICENSE FOR TRADEMARKS

      5.1 License Grant. In connection with Otsuka's promotion, marketing, distribution and sale of Product, ISTA hereby grants to Otsuka an exclusive, royalty-free license, with the limited right to sublicense in accordance with
Section 5.2, during the term of this Agreement and subject to Section 5.7, to use the ISTA Trademarks in the Field in the Territory on all Labels, Packaging, advertisements, promotional materials and literature for the Product.

      5.2 Sublicensee. Otsuka may sublicense the rights in the Territory granted in Section 5.1 only to Sublicensee, provided that such sublicense shall remain in effect so long as Sublicensee (i) remains under the Control of Otsuka and
(ii) agrees in writing to be bound by the terms and conditions of this Agreement. Notwithstanding anything in this Agreement to the contrary, ISTA acknowledges that Otsuka and Sublicensee are authorized to sell Product with ISTA Trademarks to any Third Party in the Territory, and that such Third Party may resell or use such Products only in the Field in the Territory.

      5.3 Acknowledgement. Otsuka acknowledges that: (i) the ISTA Trademarks are owned exclusively by ISTA; (ii) Otsuka has no right, title or interest in and to the ISTA Trademarks, except the rights conferred by this Agreement; and (iii) all goodwill associated with the ISTA Trademarks inures to the benefit of ISTA.

      5.4 Registration. ISTA agrees to obtain and maintain the ISTA Trademarks, at its own expense, in the Territory, including the preparation and recordation of registered user agreements

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and/or licenses necessary or reasonably deemed necessary by Otsuka in order to comply with local laws.

      5.5 Use of Trademarks. Otsuka agrees to market and sell the Product exclusively with the ISTA Trademarks unless the Parties agree that good commercial reason exists to do otherwise. All Packaging materials, Labels and promotional materials for the Product sold in the Territory also shall display the tradename of ISTA in the context of the Product as manufactured or licensed by or for Otsuka (whether in English or in Japanese); in all cases in a typeface and size to be agreed upon in writing by the Parties. In the event that the use of the ISTA Trademarks is prohibited by law or regulatory authorities in the Territory, then Otsuka will use an alternative ISTA trademark, which ISTA will designate following consultation with Otsuka.

      5.6 Infringements. Otsuka shall promptly call to the attention of ISTA the use by any Third Party of the ISTA Trademarks, tradename or any trademarks similar to the mark covered by this Agreement, of which it may become aware and which it may reasonably consider to be an infringement or passing off of the ISTA Trademarks, or an unfair use that may result in damage or dilution to ISTA's Trademarks or tradename. ISTA shall have the right to decide whether or not to bring proceedings against Third Parties. Such proceedings shall be at the expense of ISTA. Otsuka shall cooperate fully with ISTA to whatever extent is deemed reasonably necessary by ISTA to prosecute such action. In the event that ISTA recovers damages from prosecution of such action, ISTA shall retain all amounts received for such damages except that Otsuka shall be entitled to reimbursement of its costs, expenses, and attorneys' fees attributable to such action (or in proportionate amounts thereof should ISTA recover an insufficient amount for both Parties' such costs and expenses). In the event ISTA decides not to prosecute, and Otsuka reasonably determines that the failure to prosecute would adversely affect the rights of Otsuka under this Agreement, Otsuka shall have the right, but not the obligation, to prosecute such action at its own expense. ISTA shall cooperate fully with Otsuka to whatever extent is deemed reasonably necessary by Otsuka to prosecute such action. In the event that Otsuka recovers its damages from prosecution of such action, Otsuka shall retain amounts received for such damages except that ISTA shall be entitled to reimbursement of its costs, expenses, and attorneys' fees attributable to such action (or in proportionate amounts thereof should Otsuka recover an insufficient amount for both Parties' such costs and expenses). Otsuka shall not settle or compromise any suit for infringement without the express approval of ISTA.

      5.7 Term and Termination. The term of this Trademark License shall be the term specified in Section 15.1 of this Agreement. Upon termination of this Agreement, Otsuka shall discontinue all use of the ISTA Trademarks and tradename inside the Territory and shall not thereafter adopt a mark or name which is confusingly similar.

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                                    ARTICLE 6
                                   DEVELOPMENT

      6.1         Clinical Development.

            6.1.1 Development Plan. Within ninety (90) days after the receipt by Otsuka of ISTA's pre-clinical data and clinical data summarized in final clinical study reports for the Product for the treatment of vitreous hemorrhage (including all such data from each completed phase I, phase II and phase III clinical study, and all such data from each clinical pivotal study, all of which shall be in English), Otsuka shall submit to ISTA for approval, Otsuka's written plan for completing the clinical development (and associated pre-clinical effort) of, and obtaining Regulatory Approval for marketing, sale and use of, the Product in the Territory for the treatment of vitreous hemorrhage (or subsequently for another indication within the Field as the Parties may agree
to) ("Development Plan"); such approval not to be unreasonably delayed or withheld. ISTA shall provide Otsuka with the above referenced pre-clinical and clinical data summarized in the final clinical study reports for the Product no later than the date on which ISTA first files the clinical section of its New Drug Application for Vitrase(R) with the FDA.

      Except with respect to revisions expressly identified to ISTA, Otsuka shall prepare the initial Development Plan for the Product based on the protocols used by ISTA in conducting the clinical studies on Vitrase(R) in the United States for the treatment of vitreous hemorrhage (or subsequently for another indication in the Field as the Parties may agree to), and shall submit such Development Plan to ISTA for approval, such approval not to be unreasonably withheld or delayed. Otsuka shall revise the Development Plan to incorporate ISTA's comments with respect to any clinical study protocols before Otsuka files its first Regulatory Filing with MHLW that contains the detailed clinical trial protocols or proposals for the Product. After Otsuka files its first Regulatory Filing with MHLW that contains the detailed clinical protocols or proposals for the Product, Otsuka will submit proposed material updates and changes to the clinical trial protocols that were not requested by MHLW to ISTA for approval, such approval not to be unreasonably withheld or delayed, and Otsuka will revise the Development Plan to incorporate ISTA's comments. After Otsuka files its first Regulatory Filing with MHLW that contains the detailed clinical protocols or proposals for the Product, Otsuka will submit proposed material updates and changes to the clinical trial protocols that were requested by MHLW to ISTA for comment. In any event, Otsuka shall submit proposed updates and changes to the Development Plan to ISTA at least annually.

            6.1.2 Due Diligence. In accordance with the Development Plan, Otsuka shall use Commercially Reasonable Efforts to conduct and complete in a timely manner the pre-clinical and clinical studies of the Product in the Field in the Territory, including, but not limited to, all product development, clinical studies, pre-clinical studies, and all safety, toxicology, pharmacology (local and general), ADME, and other development activities required to pursue, obtain and maintain Regulatory Approval for marketing, sale and use of the Product in the Territory (collectively, the "Data"). Except as otherwise provided in this Agreement, Otsuka shall bear the full cost and expense of such efforts.

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      6.2         Regulatory Matters.

            6.2.1 ISTA shall use Commercially Reasonable Efforts to obtain all Regulatory Approvals from the FDA that are necessary in order to make, use and sell Vitrase(R) product in the Field in the United States.

            6.2.2 Otsuka shall be responsible for preparing, filing and maintaining the Regulatory Filings, and for securing the Regulatory Approvals, for the marketing, use and sale of the Product in the Field in the Territory. Except as otherwise provided in this Agreement and the Supply Agreement, Otsuka shall bear the full cost and expense of such Regulatory Filings and Regulatory Approvals. Otsuka shall prepare, file and maintain such Regulatory Filings for the Product in Otsuka's name. Subject to reassignment pursuant to Section 15.6.2, Otsuka shall own the rights to such Regulatory Filings.

      6.3 Exchange of Data. Otsuka shall keep ISTA promptly informed as to its progress regarding the Development Plan in the Territory, including status of clinical studies, developmental and regulatory activities, and ISTA shall keep Otsuka promptly informed as to its progress regarding development of the Product outside the Territory. Otsuka shall provide ISTA, upon reasonable request, with access to detailed analyses, data, reports, and Regulatory Filings for the Product in the Territory, which access shall include the inspection of and preparation of copies of such documents (at ISTA's expense). ISTA shall provide Otsuka with access, upon reasonable request, to Regulatory Filings and detailed analyses, data, reports, filed in support of such Filings for the Product outside the Territory, which access shall include the inspection of and preparation of copies of such documents (at Otsuka's expense). For the purpose of this Article 6, the Party requesting a document to which it may be entitled to access under this Article 6 will be responsible for translating such document and will bear any costs and expenses for translations into English or other language translations. Prior to the first Regulatory Filing that contains the detailed clinical trial protocols or proposals related to the Product and that is to be filed by or under authority of Otsuka with the MHLW, including without limitation any detailed Developmental Plan, Otsuka shall provide ISTA with access to such Regulatory Filing for review and approval by ISTA (or its designee) within a reasonable period prior to filing, such approval not to be unreasonably delayed or withheld. Prior to filing such first Regulatory Filing with the MHLW, Otsuka shall incorporate ISTA's comments concerning the detailed clinical trial protocols or proposals for the Product, or Product Labelling into the final version of such first Regulatory Filing to be submitted to MHLW. With respect to any Regulatory Filings thereafter that contain material revisions to the clinical trial protocols or Product Labelling, Otsuka shall (i) provide ISTA (or its designee) with access to such Regulatory Filing for review by ISTA (or its designee) within a reasonable period prior to filing; and (ii) revise such Regulatory Filing to incorporate ISTA's comments except with respect to any revisions to the detailed clinical protocols or Product Labelling that were requested by MHLW. ISTA acknowledges that the documents and Regulatory Filings to be made available to ISTA hereunder may be written in Japanese. Each Party shall promptly notify the other Party in writing upon receiving any Regulatory Approval for the Product.

                                11                                 CONFIDENTIAL

      6.4 Reference Rights. Each party shall have the right, free of charge, to use any information and data provided by the other Party pursuant to Section 6.3, including, without limitation, data and information generated by the other Party or Party's Affiliates in the development and clinical testing of the Product as follows in this Section 6.4. It is understood and agreed by the Parties that ISTA and its licensees outside the Territory shall have the right, free of charge, to refer to, access, cross reference and use all clinical information and data filed with regulatory agencies in the Territory (including, without limitation, all communications between Otsuka or those acting on behalf of Otsuka, and such regulatory authorities concerning the Product) by or on behalf of Otsuka or its Sublicensee with respect to the Product. It is understood and agreed by the Parties that Otsuka shall have the right, free of charge, to refer to, access, cross reference and use all clinical information and data filed with regulatory agencies outside the Territory (including, without limitation, all communications between ISTA or those acting on behalf of ISTA, and such regulatory authorities concerning the clinical information and data for the Product) by or on behalf of ISTA (including by ISTA's licensees outside the Territory) with respect to the Product for indications within the Field in support of Otsuka's Regulatory Filings in the Territory.

      6.5 Review of Protocols, Clinical Studies, and Adverse Reports. It is understood and agreed that all clinical development activities to be conducted by or on behalf of Otsuka for the Product within the Territory must conform to regulations within the Territory applicable to the development, marketing and sale of Product. In order to ensure conformance with such regulations, upon request by ISTA, Otsuka shall: (i) promptly provide to ISTA any significant documents that Otsuka receives from, or proposes to send to, a regulatory agency in the Territory, such as detailed clinical trial protocols or proposals, amendments thereto and adverse event reports, with such clinical trial proposals and protocols provided to ISTA in Japanese prior to submission to such regulatory agency; (ii) provide ISTA with advance notice of any meetings or telephone conferences with any regulatory authorities and allow ISTA to attend such meeting or telephone conference at ISTA's sole expense, subject to such regulatory agency's agreement; provided that in any meeting or teleconference with any regulatory authority in the Territory in which ISTA attends, Otsuka will lead all discussions in any meeting or teleconference and ISTA may participate as an observer (unless the Parties agree to ISTA's active role in a specific meeting); (iii) allow ISTA and/or its designee the opportunity to audit any and all clinical development documentation for the Product; and (iv) permit any designee of ISTA to review such clinical development activities in a consulting role. Unless otherwise agreed by Otsuka, ISTA shall not appoint a designee (as that term is used in this Article 6) who is, or maintain a designee who becomes, an employee, consultant, agent or representative of a company or an Affiliate of a company that is developing, marketing or selling a product in the Field in the Territory. Otsuka shall cooperate with and assist ISTA and/or its designee in connection with such activities.

      6.6 Data. Otsuka shall maintain and retain its records and documents relating to the pre-clinical and clinical studies for the Product in accordance with applicable regulations in the Territory. Any retained records and documents shall be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and shall properly reflect all work done and results achieved in the performance of the Development Plan and any subsequent pre-clinical or clinical studies related to the Product. Such records may include books, records, reports, research


                                12                                  CONFIDENTIAL
notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with the clinical development activities. ISTA has the right to inspect such records, and Otsuka shall provide copies of all requested records at ISTA's cost, to the extent reasonably required for the exercise of ISTA's rights under this Agreement; provided, however, that ISTA shall maintain such records and the information of Otsuka contained therein in confidence in accordance with Article 11 below and shall not use such records or information of Otsuka except to the extent otherwise permitted by this Agreement.

                                    ARTICLE 7
                             PROMOTION AND MARKETING

      7.1 Marketing Plan. Otsuka shall prepare a marketing plan for the Product In Final Form in the Territory that includes plans related to the prelaunch, launch, promotion and sale of the Product In Final Form (the "Marketing Plan"). Beginning no later than three (3) months after receiving Regulatory Approval for sale of the Product In Final Form in the Field in the Territory and annually thereafter, Otsuka shall submit an English copy of such Marketing Plan to ISTA for its review and comment. Not later than March 15 of each calendar year after the Yakka is established for the Product In Final Form, Otsuka shall provide the Coordination Committee a good faith estimate of the quantity of Product In Final Form it anticipates selling in the Territory during Otsuka's subsequent fiscal year and the Yakka for such units.

      7.2 Promotional Effort. After the Yakka has been established for the Product In Final Form for sale in the Field in the Territory, Otsuka shall use Commercially Reasonable Efforts to promote, market and distribute the Product In Final Form in the Territory and maximize sales of the Product In Final Form in the Territory. Such efforts shall include at least the following: (i) face-to-face sales presentations to appropriate health care professionals by sales representatives including, without limitation, discussions with health care professionals, meetings with or presentations to drug wholesaler entities, purchasing decision-makers or formulary committees of health care providers;
(ii) participation in conventions and continuing education programs; and (iii) conducting clinical trials and/or studies which are performed essentially for marketing purposes, expressly excluding all clinical studies and trials which are required to pursue, obtain, and maintain Regulatory Approval in the Territory. Otsuka shall also perform such marketing efforts under this Article 7 at substantially the same level of effort as expended by (or for) ISTA outside the Territory with respect to the Product In Final Form, taking into consideration the approved indications obtained, the relative market size, the competitive environment in the Territory and the relative maturity of the market outside the Territory; the foregoing applying to the degree ISTA provides Otsuka with the necessary marketing information for outside of the Territory. Otsuka shall also be solely responsible, at its expense, for all activities ancillary thereto (including, without limitation, warehousing and shipping after receipt of the Product In Final Form in the designated delivery point within the Territory). Upon the First Commercial Sale of the Product In Final Form in the Territory, Otsuka shall list the Product In Final Form in its catalogs and make such Product available to its customers.



                                13                                  CONFIDENTIAL

      7.3 Sales Efforts. Within twelve (12) months after the Yakka (as that term is defined in the Supply Agreement) has been established for the Product In Final Form for sale in the Field in the Territory, Otsuka, itself or its Sublicensee, shall make the First Commercial Sale of the Product In Final Form in the Territory.

      7.4 Materials. Otsuka shall provide to ISTA samples of all promotional, marketing, advertising, exhibition, training and educational materials prepared by or on behalf of Otsuka and relating to the Product In Final Form, for purposes of review by ISTA, a reasonable period prior to the date of intended commercial release of such materials or commencement of such programs such that ISTA will have time to complete its review as described in this Section 7.4, and Otsuka will have time to take into account ISTA's comments, if any, regarding such materials. ISTA will provide comments and suggestions relating to such materials to Otsuka, if any, within ten (10) business days after receipt of such materials. If ISTA has reasonable belief that any such materials makes inappropriate use of ISTA Trademarks or claims, suggests, advertises, or otherwise promotes inappropriate uses, applications, or effects of the Product In Final Form, then ISTA may so notify Otsuka prior to the expiration of the ten
(10) business day period, and Otsuka shall then (i) correct the usage or expression of the ISTA Trademarks and/or (ii) delete all references to inappropriate uses, applications or effects of the Product In Final Form.

      7.5 Sales Force. Otsuka shall ensure that its sales force is sufficiently trained prior to the commercial launch of the Product In Final Form to promote and sell the Product In Final Form for its approved indications. Otsuka shall also ensure that its sales force for the Product In Final Form has a sufficient number of sales representatives to adequately cover the Territory. Otsuka shall cause its sales force, and all other employees and approved agents and representatives, to comply with the terms and conditions of this Agreement, and all applicable laws and regulations in connection with the promotion, marketing, distribution and sales of Product in the Territory.

      7.6 Other Reporting. Within a reasonable period after Otsuka publishes or obtains any articles, manuscripts, abstracts or other literature relating to the Product In Final Form generated by investigators or others, Otsuka shall provide ISTA, at ISTA's expense, with copies of such materials.

                                    ARTICLE 8
                             PAYMENTS AND MILESTONES

      8.1 Closing Date Contingency. Unless otherwise agreed to by ISTA and notwithstanding any other provision herein, this Agreement, including all rights and licenses, shall only become effective if ISTA receives all payments due from Otsuka pursuant to Sections 2.1 and 8.2 in cash within ten (10) business days of the Effective Date. If ISTA does not receive all such monies by such date, then this Agreement will be deemed void and without effect on either Party.

      8.2 Initial Payment. In consideration for the exclusive licenses granted herein, Otsuka shall make a non-refundable, non-creditable cash payment to ISTA of *************************************. The amount payable under this Section
8.2 is the net amount to be received by ISTA after Otsuka's payment of any withholding taxes in the Territory with respect to such payment.



                                14                                  CONFIDENTIAL

      8.3 Milestone Payment. As additional consideration for the exclusive licenses and other rights granted to Otsuka hereunder, Otsuka shall pay to ISTA a one-time, non-refundable, non-creditable cash payment to ISTA of *********************************** within thirty (30) days after Otsuka's receipt of the MHLW's first written approval of an NDA for marketing and selling the Product in the Field in the Territory. The amount payable under this Section
8.3 is the net amount to be received by ISTA after Otsuka's payment of any withholding taxes in the Territory with respect to such payment.

      8.4 Payment Method. All payments under this Agreement shall be made by wire transfer or other means acceptable to ISTA, as specified by ISTA. All dollar amounts specified in this Article 8, and all payments made hereunder, are and shall be made in United States dollars.

                                    ARTICLE 9
             ADVERSE EVENTS, COMPLAINTS AND OTHER REGULATORY MATTERS

      9.1 Adverse Event (or Experience) Reporting. Each of ISTA and Otsuka recognizes that each may be required to submit information and file reports, including without limitation adverse event reports and annual reports, to the FDA or corresponding regulatory agencies in the Territory on compounds under clinical investigation or licensed for market. Of particular importance, information must be submitted at the time of initial filing for investigational use in humans and at the time of a request for market approval of a new drug. In addition, supplemental information must be provided on compounds at periodic intervals and adverse events must be reported at more frequent intervals depending on the severity of the experience. Consequently, with respect to the Product, each Party agrees to:

            (a) provide to the other Party for initial/follow-up and/or periodic submission to government agencies significant information on the Product from pre-clinical laboratory, animal toxicology and pharmacology studies, ADME, as well as serious adverse event ("SAE") reports from clinical trials and SAEs and non-serious adverse events relating to the Product from commercial experiences with the Product;

            (b) in connection with use of the Product in the investigational phase of clinical development, report to the other Party within seven (7) calendar days of the initial receipt of a report of any unexpected or SAE, as those terms are defined in either 21 CFR Section 312.32 or the ICH-E2A Guidelines, with the Product or sooner if required for either Party to comply with regulatory requirements; and

            (c) in connection with the Product following Regulatory Approval, report to the other Party within seven (7) calendar days of the initial receipt of a report of any SAE with the Product, as these terms are defined in either 21 CFR Section 314.80 or the ICH-E2A Guidelines, or sooner if required for either Party to comply with regulatory requirements either inside or outside the Territory.

      The Parties agree and understand that none of the foregoing provisions of this Section 9.1 relieve, or are intended to interfere with, each Party's legal obligations to report adverse events.



                                15                                  CONFIDENTIAL

      9.2 Product Complaints and Inquiries. Any medical or technical Product-related inquiries from consumers, physicians or other Third Party customers who reside within the Territory shall be handled by Otsuka. ISTA shall supply Otsuka with copies of its standard response information for the Product as well as any updates thereto. Otsuka shall use such information to respond to any such inquiries from the Territory. Otsuka shall prepare and maintain a database containing responses to such inquiries from consumers, physicians or other Third Party customers who reside in the Territory for which it is responsible, and shall make the contents available to ISTA promptly upon ISTA's request.

      9.3 Product Recall. In the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or other removal of the Product, or any lot or lots thereof, from the market outside or within the Territory, such Party shall advise the other Party and the Parties shall consult with respect thereto. In the event that, within the Territory, (a) any government authority issues a request, directive or order that the Product be recalled, or (b) a court of competent jurisdiction orders such a recall, or (c) Otsuka and ISTA, after consultation with each other, determine that the Product should be recalled, or (d) either Otsuka or ISTA is otherwise legally required to make such recall, the Parties shall take all appropriate corrective actions, and shall cooperate in the investigations surrounding the recall. No action under this Section 9.3 is intended to either interfere with or impede the legal obligations of the holder of the relevant regulatory approval. The holder of the relevant regulatory approval shall handle
(i) all communications and requests with regulatory agencies regarding any recalls, and (ii) notification of customers and return of Product from customers. Except as provided below, if a Product (or any lot or lots thereof) is recalled or otherwise removed from the market, the costs and expenses of such recall or removal shall be borne by Otsuka except as set forth below. For the purpose of this Agreement, the expenses of recall shall include, without limitation, the expenses of notification and destruction or return of the recalled Product, cost for the Product recalled, legal expenses, inventory write-offs and penalties resulting from Third Party contracts, but shall not include goodwill, lost profits or other similar intangible or speculative claims. If such recall results from any cause or event arising from a sole responsibility of ISTA as set forth in this Agreement or is solely attributable to ISTA, ISTA shall be responsible for all expenses of the recall and Otsuka may deduct any such expenses borne by Otsuka from any payment due to ISTA under this Agreement. If such recall results from a sole responsibility of Otsuka as set forth in this Agreement or is solely attributable to Otsuka, Otsuka shall be responsible for the expenses of recall and shall reimburse ISTA for expenses incurred by ISTA for such recall. In the event that the recall results from any cause(s) or event(s) arising from a joint responsibility of the Parties or partially from a responsibility of ISTA and partially from a responsibility of Otsuka, ISTA and Otsuka shall be jointly responsible for expenses of the recall in proportion to each such Party's proximate fault with respect to the recall. If the Parties are unable to agree on the allocation of such fault, then such dispute shall be subject to the dispute resolution provisions of Section 16.2. This Section 9.3 shall not limit any rights either Party may have pursuant to
Section 4.1.2 and Articles 10 and 13 of this Agreement, or any rights either Party may have pursuant to the Supply Agreement.

      9.4 Governmental Contact Reporting. Otsuka shall promptly notify ISTA upon being contacted by the FDA, or any competent governmental authority or agency within the Territory, for


                                16                                  CONFIDENTIAL
any regulatory purpose pertaining to this Agreement. Excepting routine matters and matters relating to applications for Regulatory Approval, Otsuka shall not respond to the authority or agency before consulting with ISTA, unless, under the circumstances pursuant to which the authority or agency contacts Otsuka, it is not practical or lawful for Otsuka to give ISTA advance notice. In any event, Otsuka shall inform ISTA of such contact as soon as practical and lawful. Each Party shall keep the other Party advised with respect to information concerning the safety or efficacy of any Product, including but not limited to providing, within five (5) business days or seven (7) calendar days, whichever is greater, of the creation or receipt thereof, all information regarding such safety, efficacy and medical information issues and copies of safety reports filed with the FDA or any authority or agency inside or outside the Territory.

      9.5 Communication of New Efficacy and Safety Information. Each Party shall promptly inform the other Party of any desired or required changes in the manufacturing status, marketing status, Labeling or Packaging for the Product In Final Form due to measures taken to prevent the onset or spread of risks to public health, the discontinuation of manufacture, importation or marketing of Product due to efficacy or safety/adverse event information, Product recalls in the Territory, disposal of Product relating to efficacy or safety/adverse event issues. In addition, each Party shall promptly inform the other Party of new safety information related to the Product, including but not limited to, periodic update safety reports (PSURs) and "Dear Doctor" letters issued to inform physicians of new safety information.

                                   ARTICLE 10
                              PATENTS, IMPROVEMENTS

      10.1 Prosecution and Maintenance. At all times during the term of this Agreement, ISTA shall be responsible for and shall diligently carry out and shall bear all costs (including attorney fees) for the preparation, filing, prosecution, maintenance, and extensions, if any, of all patents or patent applications within the Licensed Patents in the Territory. In addition, ISTA shall promptly advise Otsuka of all material correspondence, filings and notices of action between ISTA and the patent office in the Territory concerning the Licensed Patents. In the event that Otsuka reasonably determines that the failure of ISTA to pursue the filing and prosecution of a patent application within the Licensed Patents would adversely affect the rights of Otsuka under this Agreement, Otsuka may, but does not have the obligation to, file or continue prosecution of such application or maintain such patent at ISTA's expense. If Otsuka so elects, ISTA shall be responsible for the reasonable costs incurred by Otsuka in connection with such filing, prosecution or maintenance in the Territory, and Otsuka may deduct any such costs borne by Otsuka from any payment due to ISTA under the Supply Agreement.

      10.2 Improvements by ISTA. All right, title and interest in and to any ISTA Improvements shall be owned by ISTA. ISTA shall promptly notify Otsuka of any ISTA Improvements and of any efforts by ISTA to patent ISTA Improvements in the Territory. Any patent application in respect of such ISTA Improvement and any patent issued therefrom shall become part of the Licensed Patents with respect to the Field and Territory. Any ISTA


                                17                                  CONFIDENTIAL

Improvement, whether or not patented, shall automatically become part of the Licensed Subject Matter with respect to the Field and the Territory.

      10.3 Improvements by Otsuka. All right, title and interest in and to any Otsuka Improvements shall be owned by Otsuka. Otsuka shall promptly notify ISTA of any Otsuka Improvements and of any efforts by Otsuka to patent Otsuka Improvements. Otsuka hereby grants to ISTA, at no additional cost, a non-exclusive, irrevocable, royalty-free, perpetual license outside the Territory and both within and outside the Field under any Otsuka Improvement and any patent disclosing such Otsuka Improvement that is first conceived or reduced to practice during the term of this Agreement.

      10.4 Enforcement of Patent Rights. If either Otsuka or ISTA has knowledge of any infringement or likely infringement of a Licensed Patent or unauthorized use of Licensed Subject Matter, then the Party having such knowledge shall promptly inform the other Party in writing, and the Parties shall promptly consult with one another regarding the action to be taken. ISTA shall defend the Licensed Patents against any material infringement by any Third Party in the Territory, and Otsuka shall have the right, at its election, to participate and have input in such action. If ISTA does not institute an infringement suit within ninety (90) days after Otsuka's written notice, Otsuka may institute and prosecute such action in ISTA's name (if necessary to have standing for such action) and with counsel of Otsuka's choice. Both Parties shall cooperate with one another in the prosecution of the action or proceeding with respect to the Territory. If ISTA prosecutes such claim without the participation of Otsuka, the costs and expenses incurred in connection with such action or claim shall be borne by ISTA. However, if Otsuka participates in the action or claim, the costs and expenses incurred in connection with such action or claim with respect to the Territory shall be shared equally by ISTA and Otsuka. If Otsuka does not participate in the prosecution of the action or claim, or unless otherwise provided in this Section 10.4, any offer of settlement and any settlement with respect to the Territory shall be in ISTA's discretion, provided that any offer of settlement or settlement does not conflict with licenses granted under
Article 4. If Otsuka participates in the prosecution of the action or claim, then any offer of settlement and any settlement with respect to the Territory shall be subject to the prior approval of both Otsuka and ISTA. Each Party agrees not to unreasonably withhold its approval of any such settlement. If Otsuka does not participate in the prosecution of the action or claim, any recovery of damages or other payments received in connection with such action or claim shall be realized by ISTA. If Otsuka participates in the prosecution, any recovery of damages or other payments received in connection with such shall be allocated between and disbursed to Otsuka and ISTA as follows: (i) first, to reimburse Otsuka and ISTA for their respective costs and expenses incurred in connection with such action, and (ii) second, the balance of recovery or other payments with respect to the Territory to be divided fifty percent (50%) to Otsuka and fifty percent (50%) to ISTA. In the event that the recovery of damages with respect to the Territory is not sufficient to cover costs and expenses incurred by the Parties in connection with such action, each Party shall be reimbursed on a pro rata basis according to each Party's percentage of the total costs and expenses incurred by the Parties together.

      10.5 Infringement of Third Party Patent Rights.



                                18                                  CONFIDENTIAL

            10.5.1 If a claim or suit is brought against Otsuka alleging (a) infringement of any patent or unauthorized use of any Licensed Subject Matter in the Territory owned by a Third Party by reason of Otsuka's exercise of its licenses hereunder or (b) an interest in any patent under the Licensed Patents, Otsuka shall promptly give written notice to ISTA and ISTA shall be responsible for the defense of such claim and bear the costs thereof. The Parties shall furnish each other with reasonable assistance regarding such claim or suit as may be requested by the other Party. No settlement, consent judgment or other voluntary final disposition of a suit or action under this section may be entered into without the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed.

            10.5.2 In the event ISTA should acquire or license any patent rights of a Third Party having the effect of reducing or eliminating the amount of actual or potential liability to such Third Party under Section 10.5.1 based, in part, on any actual or potential infringement by Otsuka of such Third Party's patent or intellectual property rights in the Territory, such amount shall be paid by ISTA as an indemnification expense pursuant to Section 13.2 without the right to reimbursement from Otsuka.

                                   ARTICLE 11
                                 CONFIDENTIALITY

      11.1 Confidential Information. Each of Otsuka and ISTA (each, as the case may be, a "Receiving Party") shall keep strictly confidential any information disclosed in writing, orally, visually or in any other manner by the other Party (the other, as the case may be, a "Disclosing Party") hereunder or otherwise made available to the Receiving Party hereunder which the Disclosing Party considers to be and treats as proprietary or confidential ("Confidential Information"). Without limiting the generality of the foregoing, all proprietary information concerning the Disclosing Party's business, operations, suppliers, products, product manufacture, sale, marketing or distribution, trade secrets and intellectual property shall be considered Confidential Information by the Receiving Party. The Disclosing Party shall use commercially reasonable efforts to designate any written Confidential Information disclosed to the other Party as Confidential Information by prominently marking it "confidential," provided that the failure to so mark shall not exclude such written information from the provisions of this Article 11. Confidential Information shall not include information which:

            (a) is or becomes generally available to the public other than as a result of unauthorized disclosure thereof by the Receiving Party;

            (b) is lawfully received by the Receiving Party on a non confidential basis from a Third Party that is not itself under any obligation of confidentiality or nondisclosure to the Disclosing Party or any other person with respect to such information;

            (c) by written evidence can be shown by the Receiving Party to have been independently developed by or for the Receiving Party; or



                                19                                  CONFIDENTIAL

            (d) is established by competent proof that was in the possession of the Receiving Party at the time of disclosure by the other Party and was not acquired, directly or indirectly, from the other Party under any obligation of confidentiality.

      11.2 Nondisclosure of Confidential Information. The Receiving Party shall use Confidential Information solely for the purposes of this Agreement and, except as provided in this Agreement, shall not disclose or disseminate any Confidential Information to any Third Party at any time without the Disclosing Party's prior written consent, except for disclosure to those of its directors, officers, employees, accountants, attorneys, advisers, agents and representatives whose duties reasonably require them to have access to such Confidential Information, provided that such directors, officers, employees, accountants, attorneys, advisers, agents and representatives are required to use the Confidential Information solely for purposes of this Agreement and maintain the confidentiality of such Confidential Information to the same extent as if they were Parties hereto.

      11.3 Other Permitted Disclosures. Neither ISTA nor Otsuka shall be obligated to maintain any Confidential Information in confidence to the extent that (i) the Confidential Information is or becomes public knowledge other than through the fault of the Receiving Party, (ii) the Confidential Information was known to the Receiving Party prior to receiving the information, and this prior knowledge can be documented, (iii) the Confidential Information is or becomes available on an unrestricted basis to ISTA or Otsuka, as the case may be, from a source other than ISTA or Otsuka (or their representatives) and this can be documented, (iv) the Confidential Information is required to be disclosed by law, court order or government action, (v) this Agreement permits a Party to disclose Confidential Information to Third Parties, or (vi) such disclosure is reasonably necessary in connection with the conduct of the activities to be conducted hereunder, in filing or prosecuting patent applications, prosecuting or defending litigation, conducting clinical trials, or making a permitted sublicense or otherwise exercising its rights hereunder. If either Party is required to make any such disclosure of the other Party's Confidential Information, it will give reasonable advance notice to the latter Party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise). Further, either Party may disclose Confidential Information received under this Agreement to existing or potential investors, acquirers, merger partners, collaborators or licensees, or to professional advisors (e.g., attorneys, accountants and prospective investment bankers) involved in such activities, for the limited purpose of evaluating such investment, transaction, or license and under appropriate conditions of confidentiality, only to the extent necessary and with the agreement by these permitted individuals to maintain such Confidential Information in strict confidence.

      11.4 Other Agreements. The Parties have entered into a Confidential Disclosure Agreement dated January 18, 1999 ("CDA"). The CDA shall remain in full force and effect as to its confidentiality requirements for the terms specified therein. However, on and after the Effective Date of this Agreement, all subject matter conveyed or covered under this Agreement shall be governed in all respects by the confidentiality provisions contained in this Article 11, which shall supercede the CDA with respect to such subject matter. The obligations of the Parties set forth in


                                20                                  CONFIDENTIAL
this Article 11 shall apply during the term hereof and for a period of five (5) years after the date of any termination or expiration of this Agreement.

      11.5 Publicity. The Parties agree that upon the execution of this Agreement, a press release approved by both Parties shall be issued. Except for such press release and periodic disclosures by ISTA or Otsuka required by law or regulation or, as to ISTA, in the ordinary course of its SEC filings, neither Party shall (a) originate any publicity, news release or other public announcement, written or oral, whether to the public press, stockholders or otherwise, relating to this Agreement, any amendment hereto or performance hereunder, or (b) use the name of the other Party in any publicity, news release or other public announcement, except (i) with the prior written consent of the other Party, or (ii) as required by law, in which case the originating Party shall give to the other Party at least ten (10) days prior notice of such proposed disclosure to complete a review in order to offer comments and modifications. Consistent with applicable law, the other Party shall have the right to request reasonable changes to the disclosure to protect its interests. In all other cases, the originating Party shall give the consenting Party at least ten (10) days to complete a review in order to offer comments, modifications or to give such consent. The Party required to give consent shall endeavor to respond in less than ten (10) days if practicable.

                                   ARTICLE 12
                         REPRESENTATIONS AND WARRANTIES

      12.1 ISTA Representations and Warranties. ISTA hereby represents and warrants that:

            12.1.1 Authority. ISTA has the full right, power and corporate authority to enter into and perform this Agreement, and to make the promises and grant the licenses, rights and sublicenses set forth in this Agreement. This Agreement does not violate or conflict with any other agreements, assignments or encumbrances to which ISTA is a party or any law or regulation applicable to ISTA.

            12.1.2 Ownership, Title. As of the Effective Date, ISTA is the sole and exclusive owner or exclusive licensee of the entire right, title and interest in and to each of the Licensed Patents, ISTA Trademarks and all of the Licensed Subject Matter, and has the right to grant the licenses and rights therein to Otsuka in the Territory as set forth in this Agreement. As of the Effective Date, all employees, consultants, advisors or contractors who have developed or assisted in the development, or will develop or assist in the development, of the Licensed Subject Matter, have executed valid assignments of their rights to ISTA.

            12.1.3 Litigation. To best of ISTA's knowledge as of the Effective Date, there are no litigation actions, claims or suits by a Third Party pending before any court or governmental agency or other tribunal, and no cease and desist letters by a Third Party received within the last twelve (12) months prior to the Effective Date, alleging that ISTA, or any ISTA Affiliate is infringing (including with respect to the manufacture, use or sale) upon any patent, patent application, trademark, trade name, technical know-how or other intellectual property rights ("Intellectual Property Rights") of a Third Party.



                                21                                  CONFIDENTIAL

            12.1.4 No Third Party Rights. ISTA has not authorized (other than with respect to its existing relationship with Allergan Sales, Ltd.), and shall not during the term of this Agreement authorize Third Parties to practice the Licensed Patents or the Licensed Subject Matter in the Field in the Territory or otherwise grant rights or licenses to market and sell the Product in the Field in the Territory, or use the ISTA Trademarks in the Territory inconsistent with the rights granted to Otsuka herein.

            12.1.5 Validity and Infringement. As of the Effective Date, ISTA is not aware of any prior act or any fact which would cause it to conclude that any Licensed Patent is invalid or unenforceable, PROVIDED HOWEVER, THAT ISTA EXPRESSLY DOES NOT WARRANT THAT ANY LICENSED PATENT IS VALID OR ENFORCEABLE.

            12.1.6 Product Formulation. To the best of ISTA's knowledge as of the Effective Date, there are no defects in design or formulation of the Product which would adversely and unduly affect its performance or create an unusual and undue risk of injury to person or property beyond those as may be expected from a pharmaceutical product which has not received marketing approval in the United States.

            12.1.7 Regulatory Matters. To the best of ISTA's knowledge as of the Effective Date, all of ISTA's regulatory filings and regulatory approvals outside of the Territory are free of any misrepresentations or omissions on the part of ISTA, its Affiliates, predecessors-in-interest or agents, all steps taken by ISTA, its Affiliates, predecessors-in-interest or agents in the collection, assembly and presentation of the data in such regulatory filings and regulatory approvals were legitimate and reasonable when viewed within the standards of the industry, and that all responses of ISTA, its Affiliates, predecessors-in-interest or agents to any inquiries of the FDA were made in good faith.

      12.2 Otsuka Representations and Warranties. Otsuka hereby represents and warrants that:

            12.2.1 Authority. Otsuka has the full right, power and corporate authority to enter into this Agreement, and to make the promises and grant the licenses set forth in this Agreement and that there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement.

            12.2.2 No Conflict. The execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which Otsuka is a Party or by which it is bound, nor to Otsuka's knowledge, violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

      12.3 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF ANY LICENSED PATENTS ISSUED OR PENDING.



                                22                                  CONFIDENTIAL

                                   ARTICLE 13
                          INDEMNIFICATION AND INSURANCE

      13.1 Insurance. ISTA shall maintain comprehensive general liability ("CGL") insurance, including broad form contractual liability and product liability coverages, in an amount of at least five million dollars (USD$5,000,000) for bodily injury and property damage. Otsuka shall be named as an additional insured under ISTA's CGL policy. ISTA shall maintain such insurance during the term of this Agreement and thereafter for a period of five
(5) years. Otsuka shall obtain by the date of the first marketing approval for the Product, at its own cost, a comprehensive general liability insurance policy, including broad form contractual liability and product liability coverages in amounts customary in the pharmaceutical industry, but no less than five million dollars (USD$5,000,000) and shall maintain such insurance for the term of this Agreement and thereafter for a period of five (5) years. ISTA shall be named as an additional insured under Otsuka's CGL policy. Each Party upon request shall provide the other Party with a certificate of insurance as evidence of the requested coverages and shall give the other Party at least thirty (30) days notice of any cancellation, termination or change in such insurance.

      13.2 By ISTA. ISTA shall indemnify, defend and hold Otsuka, its directors, employees, agents and representatives harmless from and against all claims, causes of action, settlement costs (including reasonable attorney fees and expenses), losses or liabilities of any kind which are asserted by a Third Party and that: (i) arise from a breach of a representation or warranty in Section 12.1; (ii) arise out of the negligent act or omission or willful misconduct by ISTA, its Affiliate or any ISTA Contract Manufacturer in the performance of its obligations under this Agreement; or (iii) arise from claims that the Product, the Product In Final Form or its manufacture, use or sale in the Territory infringes a patent, trademark or other proprietary right of a third party; except, in all cases, to the extent that such claim does not arise out of the negligence or willful misconduct of Otsuka or its Affiliates, or the breach by Otsuka of any representations or warranties given by Otsuka in Section 12.2 above.

      13.3 By Otsuka. Otsuka shall indemnify, defend and hold ISTA, its directors, employees, agents and representatives harmless from and against all claims, causes of action, settlement costs (including reasonable attorney fees and expenses), losses or liabilities of any kind that are asserted by a Third Party and that: (i) arise from a breach of representation or warranty in Section 12.2, or (ii) arise out of the negligence or willful misconduct of Otsuka or its Affiliates in the performance of its obligations under this Agreement; except, in all cases, to the extent that such claim arises out of the negligence or willful misconduct of ISTA, its Affiliates or ISTA Contract Manufacturer, or the breach by of any warranties given by ISTA in Section 12.1 above.

      13.4 Condition of Indemnification. If either Party expects to seek indemnification under this Article 13, it shall promptly give notice to the indemnifying Party of the basis for such claim of indemnification. If indemnification is sought as a result of any Third Party claim or suit, such notice to the indemnifying Party shall be within fifteen (15) days after receipt by the other Party of such claim or suit; provided, however, that the failure to give notice within such time period shall not relieve the indemnifying Party of its obligation to indemnify unless it shall be materially prejudiced


                                23                                  CONFIDENTIAL
by the failure. Each such Party shall cooperate fully with the other Party in the defense of all such claims or suits. No offer of settlement, settlement or compromise shall be binding on a Party hereto without its prior written consent (which consent shall not be unreasonably withheld) unless such settlement fully releases the other Party without any liability, loss, cost or obligation to such Party.

                                   ARTICLE 14
                             LIMITATION OF LIABILITY

      EXCEPT AS OTHERWISE PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES OR THE FAILURE OF ANY REMEDY; PROVIDED HOWEVER, THIS LIMITATION SHALL NOT APPLY TO LOSSES ARISING FROM THIRD PARTY CLAIMS FOR WHICH A PARTY IS INDEMNIFIED UNDER ARTICLE 13 OF THIS AGREEMENT.

                                   ARTICLE 15
                              TERM AND TERMINATION

      15.1 Term. Unless terminated earlier pursuant to this Article 15, this Agreement shall expire, and the licenses granted by ISTA to Otsuka shall become fully paid and irrevocable within the Field in the Territory, on the later to occur of: (i) expiration of the last Valid Claim of the Licensed Patents covering the sale or use of the Product in the Territory; or (ii) fifteen (15) years from the date of the First Commercial Sale of the Product by or under the authority of Otsuka in the Territory.

      15.2 Termination for Material Breach. In the event either Party has breached any material term, condition, obligation, representation, warranty or covenant in this Agreement, and such Party fails to cure the breach within sixty
(60) days after receiving written notice identifying the breach by the other Party, the non-breaching Party may terminate this Agreement by providing written notice of termination to the breaching Party.

      15.3 Termination by ISTA. ISTA may terminate this Agreement in the event that: (i) Otsuka fails to file an NDA with regulatory authorities in the Territory for the Product within twelve (12) months after the pre-New Drug Application meeting with the OPSR in which the OPSR has determined that the data and information gathered in the clinical trials has sufficiently established, to the satisfaction of the OPSR, the safety and effectiveness of the Product, and no additional clinical studies in the Territory are necessary for Otsuka to obtain Regulatory Approval of the Product for use or sale in the Field in the Territory; or (ii) Otsuka violates its obligations pursuant to Section 7.3 herein.

      15.4 Termination by Otsuka. Otsuka may terminate this Agreement, at any time in its sole discretion, upon six (6) months prior written notice to ISTA.



                                24                                  CONFIDENTIAL

      15.5 Termination in Event of Bankruptcy. Either Party may terminate this Agreement effective upon at written notice to the other Party if: (a) the non-notifying Party becomes insolvent or makes an assignment for the benefit of creditors; (b) a receiver is appointed for the non-notifying Party; or (c) bankruptcy proceedings are instituted by or against the non-notifying Party; further provided in all cases that such receiver is not removed within sixty
(60) days, or such assignment or proceedings are not withdrawn within sixty (60) days. Without limiting any of Otsuka's rights under any other provision of this Agreement, Otsuka's rights under this Agreement will include those afforded by 11 U.S.C. Section365(n) of the United States Bankruptcy Code and any successor thereto (the "Code"). If the bankruptcy trustee of ISTA as a debtor or ISTA as a debtor-in-possession rejects this Agreement under 11 U.S.C. Section365(n) of the Code, Otsuka may elect to retain its rights licensed from ISTA hereunder for the duration of the term of this Agreement and may avail itself of all rights and remedies to the extent contemplated by this Agreement, 11 U.S.C. Section365(n), and any other relevant sections of the Code, or other relevant non-bankruptcy law. All licenses granted under this Agreement are deemed to be, for purposes of
Section 365(n) of the Code, licenses of right to "intellectual property" as defined in Section 101 of the Code. The Parties further agree that, in the event Otsuka elects to retain its rights as a license under such Code, Otsuka shall be entitled to complete access to the Licensed Subject Matter licensed to it hereunder and all embodiments of such Licensed Subject Matter, in all cases as exist at the time that this Section 15.5 comes into effect.

      15.6 Effect of Termination.

            15.6.1 Accrued Rights and Obligations. Expiration or termination of this Agreement shall not release any Party from liability accrued under this Agreement prior to such expiration or termination, nor preclude either Party from pursuing any rights or remedies accrued prior to such expiration or termination or accrued at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to injunctive relief as a remedy for any such breach.

            15.6.2 Reassignment of Regulatory Approval. Upon termination of this Agreement by ISTA under Sections 15.2 or 15.3, or by Otsuka under Sections 15.2 or 15.4, Otsuka shall promptly assign to ISTA all Regulatory Filings and Approvals related to the Product in the Territory. Otsuka further agrees to execute and deliver such instruments and take such other actions, at its own expense, as ISTA shall reasonably request in order to carry out this provision.

      15.7 Phase-Out Period. Upon early termination of this Agreement under this
Article 15, Otsuka may continue to market, sell or otherwise dispose of its inventory of Products on hand as of the effective date of termination, or ordered Products delivered to Otsuka after the effective date of termination, and may fill any orders for Products accepted prior to the effective date of termination, whether delivered before the effective date of termination or not, for a period of six (6) months after the later to occur of (i) the effective date of termination or (ii) the date of receipt of the last shipment of Product to Otsuka under the Supply Agreement; but in no event to exceed twelve (12) months after the effective date of termination (the "Phase Out Period"). During such Phase-Out Period, Otsuka may continue to fill all outstanding orders for Products and Otsuka shall refer any new orders


                                25                                  CONFIDENTIAL
for Products to ISTA. Otsuka shall promptly return all promotional materials for Products to ISTA and shall delete the Products from its catalogues and price lists as soon as reasonably practical. In the event of any problems relating to the Products or customer relations issues during the Phase-Out Period, Otsuka shall cooperate fully with ISTA to ensure compliance with all applicable laws and regulations and to avoid disruptions of service to existing customers in the Territory. In the event that, as of the date of such termination, Otsuka is manufacturing Product In Final Form for commercial sale pursuant to its Manufacturing License in Section 4.1.2, then references to Product orders in this Section 15.7 will mean and refer to Otsuka's documents that are analogous to the Product purchase orders described in Sections 2.9 and 2.10 of the Supply Agreement and are used to initiate manufacturing of Product In Final Form pursuant to such Manufacturing License.

      15.8 Survival. The provisions of Articles 1, 9, 11, 12, 13, 14 and 16 and Sections 5.7, 6.6, 10.3, 15.1 (only in the case of expiration and not termination), 15.5 (only to the extent provided for therein), 15.6, 15.7, and
15.8 shall survive expiration or termination of this Agreement for any reason. Except as otherwise provided in this Article 15, all rights and obligations of the Parties under this Agreement shall terminate upon expiration or termination of this Agreement for any reason.

                                   ARTICLE 16
                                  MISCELLANEOUS

      16.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with, the laws of the State of California, without reference to conflict of laws principles. The United Nations Convention on Contracts for the International Sale of Goods shall not apply.

      16.2 Dispute Resolution. Except with respect to matters pertaining to injunctive relief, if the Parties are unable to resolve any dispute between them arising out of or in connection with this Agreement, either Party may, by written notice to the other, have such dispute referred to the Chief Executive Officers ("CEO") of each ISTA and Otsuka (or their respective executive officer level designees) for attempted resolution by good faith negotiations within sixty (60) days after such notice is received, and in such event, each Party shall cause its CEO to meet and to be available to attempt to resolve such issue. During such period of good faith negotiations, any applicable time periods under this Agreement shall be tolled. In the event such executives are unable to resolve such dispute within such sixty (60) day period, the Parties shall submit their dispute to binding arbitration before a panel of three (3) arbitrators, either in (i) Orange County, California pursuant to the rules of the American Arbitration Association if Otsuka initiated the arbitration, or
(ii) in Tokyo, Japan pursuant to the Rules of Arbitration of the International Chamber of Commerce if ISTA initiated the arbitration. The arbitrators may permit limited discovery as they deem appropriate in the circumstances of the dispute. The arbitration shall be conducted, and all documents submitted to the arbitrators shall be, in English. The arbitrators shall have no power to include an award of attorneys' fees and costs to the prevailing Party, or to award punitive, special, incidental or consequential damages. The award to be rendered shall be final and binding upon all Parties.



                                26                                  CONFIDENTIAL

      16.3 Notices. Any notice or report required or permitted to be given or made under this Agreement by either Party shall be in writing and delivered to the other Party at its address indicated below (or to such other address as a Party may specify by notice hereunder) by overnight courier service or by facsimile; provided, however, that all facsimile notices shall be promptly confirmed, in writing, by overnight courier service. All notices shall be effective as of the date received by the addressee.

      If to ISTA:       ISTA Pharmaceuticals, Inc.
                        15279 Alton Parkway, Suite 100
                        Irvine, California 92618
                        Attn: Chief Financial Officer
                        Fax: (949) 789-7740
                        Tel: (949) 788-6000

      with a copy to:   Wilson Sonsini Goodrich & Rosati, P.C.
                        One Market, Spear Tower, 33rd Floor
                         San Francisco, California 94104
                        Attention:  David Boyko, Esq.
                        Fax:  (415) 947-2104
                        Tel:  (415) 947-2099

      If to Otsuka:     Otsuka Pharmaceutical Co., Ltd.
                        3-2-27, Otedori
                        Chuo-ku
                        Osaka, Japan
                        Attn:  Division of Dermatologicals & Ophthalmologicals
                        Fax:  81-(6)-6942-7397
                        Tel: 81-(6)-6231-7067

      with a copy to:   Heller, Ehrman, White & McAuliffe, LLP
                        701 Fifth Avenue, Suite 6100
                        Seattle, WA 98104
                        Attn:  Kevin F. Kelly
                        Fax:  206-447-0849
                        Tel:  206-447-0900


      16.4 Binding Effect; Assignment. Except as otherwise provided herein, this Agreement may not be assigned, in whole or in part, by either Party without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void. Notwithstanding the foregoing, no prior written consent shall be required in the event that a Third Party acquires substantially all of the assets or outstanding shares of, or merges with, the assigning Party, but only so long as (i) such Third Party agrees to be bound by all of the assigning Party's responsibilities and obligations hereunder and (ii) the non-assigning Party has determined, in the

                                27                                  CONFIDENTIAL
exercise of its reasonable commercial judgment, that the interests of such Third Party are not in conflict with the interests of such other non-assigning Party with respect to the Product in the territory for which the non-assigning Party has such interests. No assignment of this Agreement or of any rights hereunder shall relieve the assigning Party of any of its obligations or liability hereunder. This Agreement shall inure to the benefit of and be binding upon each of the Parties hereto and their respective successors and permitted assigns.

      16.5 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, terrorist attack, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party; provided, however, that the Party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue to perform hereunder with reasonable dispatch whenever such causes are removed. Either Party shall provide the other Party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The Parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

      16.6 Amendment. This Agreement may be modified, amended or extended only by the written agreement of the Parties through their duly authorized officers or representatives, specifically referring to this Agreement.

      16.7 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

      16.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

      16.9 Entire Agreement. This Agreement with the exhibits hereto, the Supply Agreement with the exhibits thereto, the Securities Purchase Agreement with the exhibits thereto and the Registration Rights Agreement represent and constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersedes and merges all prior negotiations, agreements and understandings, oral or written, with respect to the matters covered by this Agreement.

      16.10 Conflict of Terms. In the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement or otherwise, the terms and conditions of this Agreement shall govern. Unless otherwise

                                28                                  CONFIDENTIAL
explicitly stated, in the event of any conflict between the terms of this Agreement and the terms and conditions of any of the exhibits hereto, the terms of this Agreement shall prevail.

      16.11 No Waiver of Rights. No failure or delay on the part of either Party in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

      16.12 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.



ISTA Pharmaceuticals, Inc.              Otsuka Pharmaceutical Co., Ltd.

By:   /s/ J.C. MacRae                   By :   /s/ Ichiro Otsuka
    --------------------------------       -------------------------------------

Name:    J.C. MacRae                    Name:      Ichiro Otsuka
     -------------------------------        ------------------------------------

Title:   Executive Vice President,      Title:    Managing Director
      ------------------------------          ----------------------------------
         Chief Operating Officer and
         Chief Financial Officer




                                29                                  CONFIDENTIAL

                                    EXHIBIT A

           ISSUED TRADEMARKS OF ISTA PHARMACEUTICALS, INC. AS OF _____

             JAPANESE TRADEMARK APPLICATION ***********************

                                    EXHIBIT B

                                SPECIFICATIONS
                  (PRELIMINARY- SUBJECT TO REGULATORY APPROVAL)


PART NUMBER:      ***
LOT NUMBER:       ***
PRODUCT NAME:     ***************************************
                  *********************************************


          Test                 Specification                                      Method
          ----                 -------------                                      ------
COMPENDIAL TESTS:
pH                       **********************                            *******************

Water Content            ****                                              ****************************

Limit of Tyrosine        ***********************                           ***********************
                         *************                                     *************

Hyaluronidase Potency    **************************                        *************************
Assay Average            *********************                             ***************************

Content Uniformity       ********************

Appearance of            *************************                         ********************
Reconstituted Solution   **************************
                         *************************

Particulate Matter       ************************************              ********

Appearance of Powder     *****************                                 *****************

Bacterial Endotoxins     ***********************************               ********
                         *******************

Sterility                ***************                                   ********

Container Closure        ****************************                      *****************
Integrity                *************

ADDITIONAL TESTS:
*********************    ******************                                ******************
                         ******

*****************        ********************************************      *****************

Specific Activity        ************************                          **************************
                         ***********************
                         *******

SDS-PAGE                 ***********************                           **************************
                         ********************                              ************

                                 2                                  CONFIDENTIAL

                             PRODUCT SPECIFICATIONS
                  (PRELIMINARY- SUBJECT TO REGULATORY APPROVAL)



Composition, Type, and Size of Container-Closure:



********************************************************************************
********************************************************************************
*****************************************************

Fill volume will be ******

INCLUDED IN PRODUCT KIT:
*******************************************************
***************************************************************************
***********
**************************************************************************
********************************************************************************
***************************************************************************




                                 3                                  CONFIDENTIAL

                                    EXHIBIT C

                            LICENSED FOREIGN PATENTS

                  ISSUED PATENTS OF ISTA PHARMACEUTICALS, INC.
                             AS OF DECEMBER 1, 2001



       REF NO.           COUNTRY         PATENT NO.                          TITLE                           ISSUE DATE
       -------           -------         ----------                          -----                           ----------

 ISTA.016A                 USA           5,866,120    Method for Accelerating Clearance of Hemorrhagic       02/02/1999
                                                      Blood from the Vitreous Humor with Hyaluronidase

 ISTA.016C1                USA           6,039,943    Method for Accelerating Clearance of Hemorrhagic       03/21/2000
                                                      Blood from the Vitreous Body with Hyaluronidase

            PENDING PATENT APPLICATIONS OF ISTA PHARMACEUTICALS, INC.
                             AS OF DECEMBER 1, 2001

       REF NO.           COUNTRY         SERIAL NO.                          TITLE                           FILING DATE
       -------           -------         ----------                          -----                           -----------
 ISTA.016C2                ***           *********    ****************************************               **********
                                                      ****************************************
                                                      ************************************* *****

 ISTA.016CPC1              ***           *********    ******************************************             **********
                                                      ****************************************
                                                      **************************************
                                                      *********

 ISTA.036A                 ***           *********    ************************************                   **********
                                                      *****************************************
                                                      ***************

 ISTA.016QAU            *********         ********    ******************************************             **********
                                                      ****************************************
                                                      **************************************
                                                      *********

 ISTA.016QBR              ******                      ******************************************             **********
                                                      ****************************************
                                                      **************************************
                                                      *********

 ISTA.016QCA              ******          *******     ******************************************             **********
                                                      ****************************************
                                                      **************************************
                                                      *********

 ISTA.016QCN              *****          **********   ******************************************             **********
                                                      ****************************************
                                                      **************************************
                                                      *********

 ISTA.016QEP               ***           **********   ******************************************             **********
                                                      ****************************************
                                                      **************************************
                                                      *********

 ISTA.016QKR              *****                       ******************************************             **********
                                                      ****************************************
                                                      **************************************
                                                      *********

 ISTA.016QMX              ******          *******     ******************************************             **********
                                                      ****************************************
                                                      **************************************
                                                      *********

            PENDING PATENT APPLICATIONS OF ISTA PHARMACEUTICALS, INC.
                             AS OF DECEMBER 1, 2001

      REF NO.            COUNTRY         SERIAL NO.                          TITLE                           FILING DATE
      -------            -------         ----------                          -----                           -----------
ISTA.016QRU               ******                      ******************************************             **********
                                                      ****************************************
                                                      **************************************
                                                      *********

ISTA.016VAU             *********         ********    *************************************                  **********
                                                      ***************************************

ISTA.016VBR               ******        ***********   *************************************                  **********
                                                      ***************************************

ISTA.016VCA               ******          *******     *************************************                  **********
                                                      ***************************************

 ISTA.016VCN              *****          **********   *************************************                  **********
                                                      ***************************************

 ISTA.016VEP               ***           **********   *************************************                  **********
                                                      ***************************************

 ISTA.016VHK            *********        **********   *************************************
                                                      ***************************************

 ISTA.016 VKR             *****         ***********   *************************************                  **********
                                                      ***************************************

 ISTA.016VNX              ******           ******     *************************************                  **********
                                                      ***************************************

 ISTA.016VRU              ******          ********    **************************************                 **********
                                                      ***************************************